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                                                               Exhibit 99.(d)(1)

                           DRYDEN MUNICIPAL BOND FUND

                              MANAGEMENT AGREEMENT

Agreement made the 17th day of July, 2003 between Dryden Municipal Bond Fund (the Trust), a Massachusetts business trust, and Prudential Investments LLC, a New York limited liability company (the Manager).

                               W I T N E S S E T H

WHEREAS, the Trust is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act); and

WHEREAS, the Trust desires to retain the Manager to render or contract to obtain as hereinafter provided investment advisory services to the Trust and one or more of its series (individually and collectively with the Trust, referred to herein as the Trust) and the Trust also desires to avail itself of the facilities available to the Manager with respect to the administration of its day-to-day business affairs, and the Manager is willing to render such investment advisory and administrative services;

NOW, THEREFORE, the parties agree as follows:

1. The Trust hereby appoints the Manager to act as manager of the Trust and each series thereof, if any (each, a Portfolio) and as administrator of its business affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided. Subject to the approval of the Board of Trustees of the Trust, the Manager is authorized to enter into a subadvisory agreement with Prudential Investment Management, Inc., Jennison Associates LLC, or any other subadviser, whether or not affiliated with the Manager (each, a Subadviser), pursuant to which such Subadviser shall furnish to the Trust the investment advisory services in connection with the management of the Trust (each, a Subadvisory Agreement). Subject to the approval of the Board of Trustees of the Trust, the Manager is authorized to retain more than one Subadviser for the Trust, and if the Trust has more than one Subadviser, the Manager is authorized to allocate the Trust's assets among the Subadvisers. The Manager will continue to have responsibility for all investment advisory services furnished pursuant to any Subadvisory Agreement. The Trust and Manager understand and agree that the Manager may manage the Trust in a "manager-of-managers" style with either a single or multiple subadvisers, which contemplates that the Manager will, among other things and pursuant to an Order issued by the Securities and Exchange Commission (SEC): (i) continually evaluate the performance of each Subadviser to the Trust, if applicable, through quantitative and qualitative analysis and consultations with such Subadviser;
(ii) periodically make recommendations to the Board as to whether the contract with one or more Subadvisers should be renewed, modified, or terminated; and
(iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Trust recognizes that a Subadviser's services may be terminated or modified pursuant to the "manager-of-managers" process, and that the Manager may appoint a new Subadviser for a Subadviser that is so removed.

2. Subject to the supervision of the Board of Trustees, the Manager shall administer the Trust's business affairs and, in connection therewith, shall furnish the Trust with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities and, subject to Section 1 hereof and any Subadvisory Agreement, the Manager shall manage the investment operations of the Trust and the composition of the Trust's portfolio, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in the Trust's SEC registration statement, and subject to the following understandings:

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(a) The Manager (or a Subadviser under the Manager's supervision) shall provide supervision of the Trust's investments, and shall determine from time to time what investments or securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(b) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust of the Trust and the Trust's SEC registration statement and with the instructions and directions of the Board of Trustees, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In connection therewith, the Manager shall, among other things, prepare and file (or cause to be prepared and filed) such reports as are, or may in the future be, required by the SEC.

(c) The Manager (or the Subadviser under the Manager's supervision) shall determine the securities and futures contracts to be purchased or sold by the Trust and will place orders pursuant to its determinations with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) in conformity with the policy with respect to brokerage as set forth in the Trust's registration statement or as the Board of Trustees may direct from time to time. In providing the Trust with investment supervision, it is recognized that the Manager (or the Subadviser under the Manager's supervision) will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager (or Subadviser under the Manager's supervision) may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which other clients of the Manager (or Subadviser) may be a party, the size and difficulty in executing an order, and the value of the expected contribution of the broker-dealer to the investment performance of the Trust on a continuing basis. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Manager or Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in
Section 28(e) of the Securities Exchange Act, as amended (the "1934 Act"), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Manager (or a Subadviser under the Manager's supervision) deems the purchase or sale of a security or a futures contract to be in the best interest of the Trust as well as other clients of the Manager (or the Subadviser), the Manager (or Subadviser), to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager (or the Subadviser) in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(d) The Manager (or the Subadviser under the Manager's supervision) shall maintain all books and records with respect to the Trust's portfolio transactions and shall render to the Trust's Board of Trustees such periodic and special reports as the Board may reasonably request.

(e) The Manager (or the Subadviser under the Manager's supervision) shall be responsible for the financial and accounting records to be maintained by the Trust (including those being maintained by the Trust's Custodian).

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(f) The Manager (or the Subadviser under the Manager's supervision) shall provide the Trust's Custodian on each business day information relating to all transactions concerning the Trust's assets.

(g) The investment management services of the Manager to the Trust under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others.

(h) The Manager shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

3. The Trust has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a) Declaration of Trust;

(b) By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

(c) Certified resolutions of the Board of Trustees of the Trust authorizing the appointment of the Manager and approving the form of this agreement;

(d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the Registration Statement), as filed with the SEC relating to the Trust and its shares of beneficial interest, and all amendments thereto; and

(e) Prospectus and Statement of Additional Information of the Trust.

4. The Manager shall authorize and permit any of its officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such officers or employees of the Manager.

5. The Manager shall keep the Trust's books and records required to be maintained by it pursuant to Paragraph 2 hereof. The Manager agrees that all records that it maintains for the Trust are the property of the Trust, and it will surrender promptly to the Trust any such records upon the Trust's request, provided however that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Manager pursuant to Paragraph 2 hereof.

6. During the term of this Agreement, the Manager shall pay the following expenses:

(i) the salaries and expenses of all employees of the Trust and the Manager, except the fees and expenses of Trustees who are not affiliated persons of the Manager or any Subadviser,

(ii) all expenses incurred by the Manager in connection with managing the ordinary course of the Trust's business, other than those assumed by the Trust herein, and

(iii) the fees, costs and expenses payable to a Subadviser pursuant to a Subadvisory Agreement.

The Trust assumes and will pay the expenses described below:

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(a) the fees and expenses incurred by the Trust in connection with the management of the investment and reinvestment of the Trust's assets,

(b) the fees and expenses of Trustees who are not "interested persons" of the Trust within the meaning of the 1940 Act,

(c) the fees and expenses of the Custodian that relate to (i) the custodial function and the recordkeeping connected therewith, (ii) preparing and maintaining the general accounting records of the Trust and the provision of any such records to the Manager useful to the Manager in connection with the Manager's responsibility for the accounting records of the Trust pursuant to
Section 31 of the 1940 Act and the rules promulgated thereunder, (iii) the pricing or valuation of the shares of the Trust, including the cost of any pricing or valuation service or services which may be retained pursuant to the authorization of the Board of Trustees, and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Trust's securities,

(d) the fees and expenses of the Trust's Transfer and Dividend Disbursing Agent that relate to the maintenance of each shareholder account,

(e) the charges and expenses of legal counsel and independent accountants for the Trust,

(f) brokers' commissions and any issue or transfer taxes chargeable to the Trust in connection with its securities and futures transactions,

(g) all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies,

(h) the fees of any trade associations of which the Trust may be a member,

(i) the cost of share certificates representing, and/or non-negotiable share deposit receipts evidencing, shares of the Trust,

(j) the cost of fidelity, directors' and officers' and errors and omissions insurance,

(k) the fees and expenses involved in registering and maintaining registration of the Trust and of its shares with the SEC, and paying notice filing fees under state securities laws, including the preparation and printing of the Trust's registration statement and the Trust's prospectuses and statements of additional information for filing under federal and state securities laws for such purposes,

(l) allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports and notices to shareholders in the amount necessary for distribution to the shareholders,

(m) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business, and

(n) any expenses assumed by the Trust pursuant to a Distribution and Service Plan adopted in a manner that is consistent with Rule 12b-1 under the 1940 Act.

7. For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay to the Manager as full compensation therefor a fee at the annual rate(s) as described on the attached Schedule A with respect to the average daily net assets of the Trust. This fee will be computed daily, and will be paid to the Manager monthly. The Trust shall not pay any fee or other compensation to the Manager for the services provided and the expenses assumed pursuant to this Agreement.

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8. The Manager shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

The Trust shall indemnify the Manager and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlements) incurred by the Manager in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Manager against or entitle or be deemed to entitle the Manager to indemnification in respect of any liability to the Trust or its security holders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, by reason of its reckless disregard of their duties and obligations under this Agreement.

9. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. Nothing in this Agreement shall limit or restrict the right of any officer or employee of the Manager who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. Except as otherwise provided herein or authorized by the Board of Trustees of the Trust from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor, and shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12. During the term of this Agreement, the Trust agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Trust or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. Sales literature may be furnished to the Manager hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery. The Trust shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Trust as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

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14. Any notice or other communication required to be given pursuant to this
Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (2) to the Trust at Gateway Center Three, 100 Mulberry Street, Newark, NJ 07102-4077,
Attention: President.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. The Trust may use the name "Dryden Municipal Bond Fund" or any name including the words "Jennison," "Dryden," or "JennisonDryden," or "Prudential" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager's business as Manager or any extension, renewal or amendment thereof remain in effect. At such time as such an agreement shall no longer be in effect, the Trust will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by, managed by or otherwise connected with the Manager, or any organization which shall have so succeeded to such businesses. In no event shall the Trust use the name Dryden Municipal Bond Fund" or any name including the words "Jennison," "Dryden," "JennisonDryden," or "Prudential" if the Manager's function is transferred or assigned to a company of which The Prudential Insurance Company of America does not have control.

17. Notice is hereby given that this instrument is not binding upon any of the Trustees or shareholders individually but is binding only upon the assets and property of the Fund. A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts.

18. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year above written.

DRYDEN MUNICIPAL BOND FUND
By:
Name:   Judy A. Rice
Title:  President


PRUDENTIAL INVESTMENTS LLC
By:
Name:   Robert F. Gunia
Title:  Executive Vice President
        and Chief Administrative Officer

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                                   SCHEDULE A

                                                ANNUAL FEE RATE
Dryden Municipal Bond Fund
-High Income Series                             .50% up to $1 billion,
                                                .45% over $1 billion
-Insured Series                                 .50% up to $1 billion
                                                .45% over $1 billion


Schedule dated July 17, 2003